Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Monmouth Real Estate Investment Corporation

We consent to the incorporation by reference in the registration statements on Form S-8 (File No. 333-219236) and on Form S-3 (File Nos. 333-226511 and 333-225374) of Monmouth Real Estate Investment Corporation of our reports dated November 12, 2021, with respect to the consolidated financial statements and financial statement schedule of Monmouth Real Estate Investment Corporation, and the effectiveness of internal control over financial reporting included in this Annual Report on Form 10-K for the fiscal year ended September 30, 2021.

/s/ PKF O’Connor Davies, LLP

November 12, 2021

* * * * *